UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2004

Monolithic System Technology, Inc.

(Exact name of registrant as specified in its charter)

000-32929
(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1020 Stewart Drive Sunnyvale, California 95085
(Address of principal executive offices, with zip code)

(408) 731-1800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which include, without limitation, statements about expected financial performance and other aspects of our business identified in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission and in other reports that we file from time to time with the Securities and Exchange Commission.  Any statements about our business, financial results, financial condition and operations contained in this Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words “believes,” “anticipates,” “expects,” “intends,” “projects,” “estimates”, or similar expressions are intended to identify forward-looking statements.  Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors and, in particular, the financial data contained in this report are only preliminary estimates.  We undertake no obligation to update publicly any forward-looking statements for any reason, except as required by law, even as new information becomes available or events occur in the future.

Item 2.05 Costs Associated with Exit or Disposal Activities

On November 10, 2004, Monolithic System Technology, Inc., (the “Company”), announced to its employees the Company’s plan to close the research and development facility in Kanata, Ontario, which the Company acquired when it completed its acquisition of ATMOS Corporation in August 2002.  As part of this plan, the Company expects to terminate the employment of approximately 20 employees in Ontario, some of whom will be given the opportunity to relocate to the Company’s Sunnyvale, California facility.

The Company currently estimates the plan will result in a one-time pre-tax restructuring charge of approximately $1.5 million in the fourth quarter of 2004.  This amount consists of approximately $300,000 of employment termination costs and approximately $1.2 million in expense relating to the closure of the facility.  Going forward the Company estimates a reduction of quarterly operating expenses by approximately $500,000 previously attributable to the Ontario operation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOLITHIC SYSTEM TECHNOLOGY, INC.

Date: November 16, 2004	By:	/s/ Mark Voll
Mark Voll
Chief Financial Officer and Vice President Finance and Administration